Exhibit 10.11

Katonah Debt Advisors, L.L.C.
295 Madison Avenue, 6th Floor
New York, NY 10017

December 10, 2010

Mr. John M. Stack
167 West Trail
Stamford, CT 06903

Dear Jack:

As we discussed, effective as of 12:01 a.m. on December 30, 2010 (the “Separation Date”), you have determined to voluntarily terminate your employment with Katonah Debt Advisors, L.L.C. (“Katonah”) and as Vice President of Kohlberg Capital Corporation (“KCAP” and together with Katonah, the “Company”).  The purpose of this Separation Agreement (the “Agreement”) is to confirm the agreement between you and the Company concerning your separation from the Company, as follows:

1.           Termination; Duties Until Separation Date.  Effective as of the Separation Date, your employment with the Company will terminate, and you will resign from all other positions and offices that you hold with the Company or any of its affiliates or subsidiaries.  From the date first written above until the Separation Date, you shall continue to provide services to the Company on the terms contained in the Employment Agreement between you and Katonah dated December 14, 2009 (the “Employment Agreement”).  Your right to receive the benefits under this Agreement is conditioned on your continued compliance with the covenants contained in the Employment Agreement and the fulfillment of your duties thereunder.  As of the Separation Date, the Employment Agreement will terminate, except as expressly provided in this Agreement.  Contemporaneously with your termination of employment, you shall begin to serve as a consultant to the Company pursuant to the terms of a consulting agreement to be entered into by you and the Company on or about the Separation Date (the “Consulting Agreement”).

2.           Final Wages and Business Expenses.  In accordance with Section 5(b) of the Employment Agreement, you will receive base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date on December 30, 2010 whether or not you accept this Agreement, provided that any reimbursement for business expenses shall be paid in accordance with the Company’s reimbursement policies in effect on the Separation Date.  Subsequent to the Separation Date, the Company will not provide you with any additional benefits described in the Employment Agreement, provided that you will be eligible to elect COBRA health care continuation coverage as permitted by law.

3.           Bonus.  The Company will pay you any bonus compensation you have earned for actual performance during all of 2010 in accordance with the terms of the Employment Agreement.  The payment of this amount will be made during 2011 (but not later than March 31, 2011).

4.           Restricted Stock.  In accordance with the terms of your Restricted Stock Agreement with KCAP, dated July 1, 2008 (the “Restricted Stock Agreement”), your unvested shares of restricted stock in KCAP will terminate on the Separation Date.

5.           Tax Withholding Prior to Termination.  All payments by the Company under this Agreement on or prior to the Separation Date will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

6.           Acknowledgement of Full Payment and Status of Benefits.   You agree that the payments provided under Sections 2 and 3 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company or any of its affiliates, whether arising under the Employment Agreement or otherwise, in connection with your employment or the termination thereof, and that, except as expressly provided in this Agreement, nothing further is owed to you by the Company or any of its affiliates as a result of your termination from employment.  You will not continue to earn vacation or other paid time off after the Separation Date.

7.           Directors and Officers Coverage; Indemnification.  The Company agrees that it will continue to provide you with director’s and officer’s liability insurance coverage, on the same basis as is provided to other directors and officers of the Company, with respect to your service as an employee of the Company and relating to claims incurred prior to your Separation Date

8.           Confidentiality.  You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal, financial and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others, except as required by law.

9.           Release of Claims.

(a)           In exchange for the parties’ agreement to enter into the Consulting Agreement, you agree to execute the Release.  Any obligation of the Company or its affiliates under this Agreement is conditioned upon (i) your executing this Agreement (which includes the Release) and (ii) your executing the Release and delivering it to the Company within twenty-one (21) calendar days of the Separation Date.

(b)           You also acknowledge that you have been advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to executing this Agreement, and that you have had sufficient time to consider this Agreement and to consult with an attorney, if you wished to do so, or, subject to Section 8 of this Agreement, to consult with any other person of your choosing before signing, and you are signing this Agreement voluntarily and with a full understanding of its terms.  You further acknowledge that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

10.         Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your rights and obligations under or with respect to the Consulting Agreement, Restricted Stock Agreement and your post-employment obligations under Section 3 of the Employment Agreement and the Company’s and your rights and remedies under the Employment Agreement, including those other provisions of the Employment Agreement that are necessary or desirable for the enforcement of the aforementioned surviving provisions, all of which shall remain in full force and effect in accordance with their terms.

11.         Miscellaneous.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company.  The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of comity or conflicts of laws thereof.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to the Company.  The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Sincerely,

KATONAH DEBT ADVISORS, L.L.C.

By:	/s/ E.A. Kratzman

Name:	E.A. Kratzman

Title:	President

Accepted and agreed:

Signature:	/s/ John M. Stack

Date:	December 10, 2010

EXHIBIT A
RELEASE

We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to Katonah Debt Advisors, L.L.C. to change your mind and revoke your Release.  Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under the Separation Agreement between you and the Company dated December 10, 2010 (the “Agreement”) (other than those provided in Sections 2 and 3 of the Agreement)), to which this Release is attached, the benefits to be provided to you in connection with your termination of employment as set forth in the Agreement, and the release provided by the Company in the next paragraph hereof, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge Katonah Debt Advisors, L.L.C., its past and present parent corporations (including, without limitation, Kohlberg Capital Corporation), subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company’s past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind arising out of or in connection with your employment with the Company or the termination of that employment.  You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age.  You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.

In consideration for the release provided by you in the preceding paragraph, the Company (as defined herein), by the signature of a duly authorized officer below, hereby releases and forever discharges you with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which the Company may have against you of whatever kind arising out of, and within the scope of your employment with the Company or the termination of that employment.  The Company agrees that this release covers, but is not limited to, claims arising under any local, state or federal law or regulation but does not apply to any fraudulent or criminal acts or breaches of fiduciary duty or other acts that were not within the scope of your employment.

This Release covers all claims based on any facts or events, whether known or unknown by you or the Company, that occurred on or before the date of this Release. Except to enforce this Release, you and the Company agree that neither party will ever commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the other party to the extent released hereunder in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you or the Company have filed against the other.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy, or otherwise; (ii) any rights you may have to compensation or benefits under the Company’s compensation or benefit plans that were accrued and unpaid prior to the date hereof and payable hereafter; (iii) either party’s right to enforce this Release; or (iv) the Company’s and your rights and remedies under the Employment Agreement that survive.

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;

You have had at least twenty-one (21) days to consider the terms of the Release;

You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company.  After this seven (7) day period, this Release is final and binding and may not be revoked;

You have been advised to seek legal counsel and have had an opportunity to do so;

You would not otherwise be entitled to the benefits provided under your Employment Agreement (as defined in the Agreement) or the Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name:

Signature:	Date:

Received by:	Date: